Exhibit 99.1

Jones Soda Co. Reports Second Quarter 2009 Results

SEATTLE--(BUSINESS WIRE)--August 6, 2009--Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the quarter ended June 30, 2009.

Second Quarter Summary - Comparison of Quarters ended June 30, 2009 and June 30, 2008

  Revenue decreased 36% to $7.5 million in the second quarter of 2009 compared to $11.7 million in the second quarter of 2008. The decrease in revenue was primarily attributable to the discontinuance of the Jones Soda glass bottles at some of our major retailers in our DTR (direct to retail) and DSD (direct store delivery) channels, which occurred in 2008 as part of our realigned channel focus, as well as reduced demand that we believe resulted in large part from the impact of the economic downturn on consumer spending levels. These decreases were offset in part by a 34% increase in revenue for sales to Canada for the quarter compared to second quarter of 2008 due to continued market development. This contributed to an increase in international revenue as a percentage of total revenue to 35% in the second quarter of 2009 from 16% in the same period last year.
    Promotion allowances and slotting fees decreased to $884,000 compared to $2.3 million in the corresponding quarter of 2008, due primarily to our continued cost containment measures and an improved operating platform for our canned soda (or CSD) business.
    Finished product case sales declined 35% to 611,600 cases in the second quarter of 2009 compared to the same period in 2008.
  Gross profit as a percentage of revenue increased to 28% for the quarter ended June 30, 2009, from 26% in the same period in 2008. The increase was due to reductions in promotion allowances and slotting fees due to cost containment measures and lower freight and storage costs due to reduced fuel surcharges and inventory management.
  Operating expenses decreased 30% to $4.0 million, compared to the corresponding period a year ago, due primarily to the strategic refocus in the fourth quarter of 2008 which resulted in cost containment measures including a reduction in force that reduced salaries and benefits expense, as well as our realigned channel focus which contributed to a significant decrease in promotional expense, broker and invasion fees.
  Net loss of $2.0 million, or ($0.07) per share, for the second quarter 2009 improved by 28% over the second quarter 2008 net loss of $2.7 million, or ($0.10) per share.
  Our use of cash during the quarter was $1.0 million dollars, significantly less than our use of cash of $2.9 million during the prior year period.

Joth Ricci, President & Chief Executive Officer, stated: “During the second quarter we continued to focus on executing the initiatives we began implementing last year in order to drive bottom-line improvement on lower sales volumes which included controlling our operating expenses, down 30% versus both the three and six month periods of a year ago. We are also beginning to experience the initial benefits of a more disciplined distribution strategy as our reduced promotional spend and focus on single serve opportunities contributed to a 2 percent improvement in gross margin. While we are pleased with the improved efficiency of our organization, we realize there is still much work to be done in order to achieve our goal of long-term profitability and positive cash flows.”

Balance Sheet

As of June 30, 2009, the Company had cash and cash-equivalents of approximately $7.1 million, working capital of $12.5 million, and no debt. Cash used in operations during the six months ended June 30, 2009 totaled $5.3 million, of which $1.0 million was used in the quarter ended June 30, 2009. The Company traditionally uses more cash in the first half of the year as inventory is built to support the historically seasonally-stronger shipping months of April through September, and expects the amount of cash used by operating activities to decrease in the second half of the year as receivables generated during our stronger shipping months are collected. The Company also anticipates increasing the level of its inventories as it continues in the summer selling season through the end of the third quarter. As of June 30, 2009, inventories were $3.7 million compared to $8.1 million as of June 30, 2008 which does not include the long term portion of GABA raw materials purchased in conjunction with our Pharma GABA supply agreement which is classified in other assets.

The Company announced that while it has continued to improve its operating results and reduce its use of cash compared with a year ago, the economic slowdown that began in the second half of 2008 has continued to have a greater than expected impact on case sales year-to-date. Therefore, the Company has further refined its operating plan for the remainder of 2009, including additional cost containment measures that the Company plans to enact in the third quarter. Based on these intended actions, the Company believes it will be able to meet its anticipated cash needs for the next 12 months and beyond. However, due to the volatile economic environment and its potential impact on future sales and the limited ability the Company will have to further reduce costs beyond the measures planned for the third quarter, the Company plans to disclose a going concern uncertainty in the liquidity section of its Form 10-Q for the quarter ended June 30, 2009 to be filed with the Securities and Exchange Commission on Monday, August 10th.

Mr. Ricci concluded, “As we move into the back half of the year, we are optimistic about our ability to deliver improved operating performance, and continue the trend of delivering sequential and quarter over quarter improvements to our bottom line. Our plan is to capitalize on areas of momentum, offset by additional cost containment measures during the third quarter. We remain confident that our brand equity remains strong and that our innovative products and packaging continue to resonate with our target consumers.”

Conference Call

The Company will discuss its results for the quarter ended June 30, 2009 and its business outlook on its scheduled conference call today, August 6, 2009 at 1:30 p.m., Pacific time (4:30 p.m. ET). The live web cast of the conference call can be accessed from the Investor Relations section of the Jones Soda website at www.jonessoda.com. The replay will be available starting three hours after the call and remain in effect until September 2010.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co. markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda, Jones 24C, Jones GABA, Jones Organics, Jones Naturals and Whoopass brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information visit www.jonessoda.com, www.myjones.com, and www.jonesGABA.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our expectations concerning cash to be used by operating activities and the receivables to be collected in the second half of the year, anticipated increases in inventory levels and the Company's ability to meet its cash needs for the next 12 months and beyond. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others, its inability to achieve levels of revenue and cost reductions that are adequate to support its capital and operating requirements in order to continue as a going concern; its inability to generate sufficient cash flow from operations, or to obtain funds through additional financing or other strategic alternatives, to support its business plan; the impact of the global economic crisis, which has continued to have a greater than expected impact on the Company's business; its inability to establish distribution arrangements directly with retailers or with independent distributors; its inability to successfully implement its launch of Jones GABA or the failure of this product to gain market acceptance; its inability to maintain relationships with its co-packers; its inability to maintain a consistent and cost-effective supply of raw materials; its inability to receive returns on its trade spending and slotting fee expenditures; its inability to maintain brand image and product quality; its inability to protect its intellectual property; the impact of current and future litigation; and its inability to develop new products to satisfy customer preferences and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's financial results is included in Jones Soda's most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed in 2009 with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (In thousands, except share data) (Unaudited - $US)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$7,482	$11,699	$14,554	$21,103
Cost of goods sold	5,426	8,718	11,053	16,200
Gross profit	2,056	2,981	3,501	4,903

Gross profit %	27.5%	25.5%	24.1%	23.2%

Licensing revenue	23	58	51	109

Operating expenses:
Promotion and selling	2,241	3,482	4,561	6,484
General and administrative	1,759	2,227	3,560	5,087
	4,000	5,709	8,121	11,571
Loss from operations	(1,921)	(2,670)	(4,569)	(6,559)
Other (expense) income, net:	(21)	87	—	235
Loss before income tax	(1,942)	(2,583)	(4,569)	(6,324)
Income tax (expense) benefit:
Current	(3)	(150)	24	(262)
Deferred	(22)	—	(23)	—
	(25)	(150)	1	(262)
Net loss	$(1,967)	$(2,733)	$(4,568)	$(6,586)

Net loss per share, basic and diluted	$(0.07)	$(0.10)	$(0.17)	$(0.25)
Weighted average common shares outstanding:
Basic and diluted	26,454,592	26,347,955	26,455,582	26,306,801

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
288-ounce equivalent case sales:

Finished products case sales	611,600	939,700	1,153,400	1,703,200

Concentrate case sales	204,800	1,036,600	368,100	1,071,800

Total case sales	816,400	1,976,300	1,521,500	2,775,000

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share data) ($US)

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,146	$11,736
Short-term investments	—	890
Accounts receivable	4,063	2,428
Inventory	3,696	5,654
Prepaid expenses and other current assets	1,037	1,410
Total current assets	15,942	22,118
Deferred income tax asset	100	98
Other assets	1,572	—
Fixed assets	1,731	2,099
Total assets	$19,345	$24,315

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,394	$1,469
Accrued liabilities	1,906	2,788
Taxes payable	17	34
Capital lease obligations, current portion	160	153
Total current liabilities	3,477	4,444
Capital lease obligations	240	321
Long term liabilities - other	58	75

Commitments and contingencies
Shareholders’ equity
Common stock no par value:
Authorized: 100,000,000
Issued and outstanding: 26,454,592 and 26,460,409 shares, respectively	43,925	43,924
Additional paid-in capital	5,484	5,044
Accumulated other comprehensive income (loss)	143	(79)
Accumulated deficit	(33,982)	(29,414)
Total shareholders’ equity	15,570	19,475
Total liabilities and shareholders’ equity	$19,345	$24,315

CONTACT:
Jones Soda Co.
Jonathan J. Ricci, 206-624-3357
Chief Executive Officer
jricci@jonessoda.com
or
Michael R. O’Brien, 206-624-3357
Chief Financial Officer
mobrien@jonessoda.com
or
ICR, Inc.
Chad Jacobs / Brendon Frey, 203-682-8200
Chad.jacobs@icrinc.com / Brendon.frey@icrinc.com